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                                                                       EXHIBIT 1

                                ESCROW AGREEMENT


         This Escrow Agreement (the "Escrow Agreement") is made as of this 8th day of August, 2000, by and among National City Bank (the "Escrow Agent"), AREL COMMUNICATIONS AND SOFTWARE LTD., an Israeli company (the "Arel"), W2COM, LLC, an Ohio limited liability company ("W2COM"), and CYMI, LTD., an Ohio limited liability company ("CYMI"). Arel, CYMI and W2COM agree between themselves that capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Asset Purchase Agreement (as defined below). Terms used in describing the duties of the Escrow Agent under this Escrow Agreement are defined herein and the Escrow Agent is not charged with knowledge of the Asset Purchase Agreement.

                                   WITNESSETH

         WHEREAS, Arel, W2COM, W2COM INTERNATIONAL, LLC, an Ohio limited liability company, CYMI, M. E. Jones, Inc., an Ohio Corporation and Mitchell E. Jones have entered into an Asset Purchase Agreement dated as of August 8, 2000 (the "Asset Purchase Agreement"), pursuant to which Arel has agreed to purchase from the Company, and the Company has agreed to sell to Arel, substantially all of the assets and liabilities of W2COM;

         WHEREAS Arel desires that for the period commencing as of August 1, 2000 and ending December 31, 2000, the business that it or any of its Affiliates shall conduct and operate by the use of the Assets subsequent to the Closing (the "Purchased Business") shall generate a minimum level of revenues and maximum net after tax losses; and;

         WHEREAS, the parties hereto desire to set forth further terms and conditions in addition to those set forth in Exhibit 5.5(z), a copy of which is attached hereto as Annex A, relating to the operation of the Escrow Fund (as defined in Section 1(b) below);

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein, and intending to be legally bound, hereby agree as follows:

         1. Escrow.

                  a. Appointment of Escrow Agent. Arel, CYMI and W2COM hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent for the benefit of all parties hereto (except for the Escrow Agent itself) in accordance with the terms and conditions of this Escrow Agreement. The Escrow Agent hereby represents and warrants to Arel, CYMI and W2COM that it is a national banking association organized under the laws of the United States of America having, together with a bank holding parent company, a combined capital and surplus of not less than one hundred million dollars ($100,000,000).



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                  b. Escrow Fund. Pursuant to the Asset Purchase Agreement, Arel
         shall deposit in escrow with the Escrow Agent, on the date hereof, two hundred seventy two seven hundred twenty seven (272,727) ordinary shares, nominal value NIS 0.001 per share, of Arel (the "Escrow Fund" or the "Escrow Shares"). Each share certificate representing ordinary shares of Arel shall be registered in the name of W2COM and shall be accompanied by three (3) fully-executed stock powers, each of which, if required by the applicable transfer agent, shall bear a "medallion" signature guarantee. The Escrow Fund shall be held by the Escrow Agent in a separate account (the "Escrow Account") for the purpose and in accordance with the terms and conditions set forth in Exhibit 5.5(z) of the Asset Purchase Agreement and this Escrow Agreement.

                  c. Dividends, Voting and Rights of Ownership. Any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares and received by the Escrow Agent shall be deposited in the Escrow Account by Arel immediately upon their payment and shall become part of the Escrow Shares. While the Escrow Shares remain in the Escrow Account pursuant to this Escrow Agreement, W2COM will retain and will be able to exercise all other incidents of ownership of said Escrow Shares that are not inconsistent with the terms and conditions hereof.

                  d. Purpose of the Escrow Fund. The Escrow Fund will be deposited with the Escrow Agent and will be held by the Escrow Agent to secure the obligations of CYMI as set forth in Exhibit 5.5(z) to the Asset Purchase Agreement.

         2. Escrow Period; Release of Escrow Fund. The Escrow Fund shall be held by the Escrow Agent from the date hereof and until five (5) business days from the delivery of the audited financial statements of the Purchased Business as operated by Arel or any of its Affiliates ("NewCo") (the "Escrow Period"). Immediately upon the conclusion of the Escrow Period, the Escrow Agent will disburse from escrow to W2COM or to Arel the Escrow Shares in accordance with Sections 3 and 4 below.

         3. Transfer of Escrow Shares.

                  a. Minimum Revenues. In the event that NewCo does not generate gross revenues of at least seven million three hundred fifty thousand dollars ($7,350,000) for the five month period commencing on August 1, 2000 and ending December 31, 2000 (the "Revenue Target"), Escrow Shares with a value equal to the difference between the Revenue Target and the amount of gross revenues actually generated by the Purchased Business for the five month period commencing on August 1, 2000 and ending December 31, 2000 (the "Revenue Shortfall Amount") shall be released by the Escrow Agent to Arel.

                  b. Maximum Net Losses. In the event that NewCo incurs net after tax losses which exceed nine hundred twenty five thousand dollars ($925,000) for the five (5) month period commencing on August 1, 2000 and ending December 31, 2000 (the "Maximum Net Losses Target"), Escrow Shares with a value equal to the difference



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         between the Maximum Net Losses Target and the amount of net after tax losses actually incurred by the Purchased Business for the five (5) month period commencing on August 1, 2000 and ending December 31, 2000 (the "Net Losses Shortfall Amount"), shall be released by the Escrow Agent to Arel. The parties hereby agree that in determining net after tax losses such amount shall not include any interest expense for interest related to long term debt or other financing (other than interest expenses for interest related to letters of credit in an amount consistent with the past ordinary business practices of W2Com) in an aggregate principal amount in excess of two million five hundred thousand dollars ($2,500,000) or amortization relating to the increase in the goodwill of the Purchased Business resulting from the consummation of the transactions contemplated under the Asset Purchase Agreement.

                  The Revenue Shortfall Amount and the Net Losses Shortfall Amount shall be determined on the basis of the audited financial statements of NewCo and the transfer of Escrow Shares to Arel with a value equal to the Revenue Shortfall Amount or the Net Losses Shortfall Amount, shall be made by the Escrow Agent to Arel within five (5) business days of the delivery by Arel of the audited financial statements of NewCo for the year ending December 31, 2000 to the Escrow Agent, CYMI and W2COM.

                  For purposes of this Escrow Agreement, Escrow Shares shall be valued at the average closing price of shares of Arel on the NASDAQ National Market or such other United States national securities exchange on which the shares of Arel are then authorized for listing and are traded on the fourteen (14) trading days prior to the transfer of such shares to Arel.

         4. Distribution of Escrow Fund.

                  a. Upon the conclusion of the Escrow Period, the Escrow Agent shall distribute to W2Com all the Escrow Shares, less any Escrow Shares delivered to Arel in accordance with Section 3 above.

                  b. The duty of the Escrow Agent to deliver the Escrow Fund pursuant to this Escrow Agreement shall terminate once delivery has been made to W2Com.

         5. Exculpatory Provisions.

                  a. The Escrow Agent shall be responsible only for the performance of such duties as are specifically set forth herein and may rely upon and shall be protected in relying upon or refraining from acting, any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the parties hereto or to comply with any direction or instruction from any party hereto or any entity acting on its behalf (other than the agreements, directions and instructions contained herein or the directions and instructions delivered in accordance with this Escrow Agreement). The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial


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         liability in the performance of any of its duties hereunder, and shall not be liable for any act committed or omitted as escrow agent hereunder except for negligence or willful misconduct or breach of this Escrow Agreement. The Escrow Agent shall in no case or event be liable for any representations or warranties of the other parties hereto or for punitive, incidental or consequential damages resulting from such representations and warranties. Any act committed or omitted pursuant to the advice or opinion of legal counsel shall be conclusive evidence of the good faith of the Escrow Agent.

                  b. The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Escrow Agreement or any documents or papers deposited or called for hereunder.

         6. Alteration of Duties. The duties of the Escrow Agent may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

         7. Resignation and Removal of the Escrow Agent. The Escrow Agent may resign as Escrow Agent at any time with or without cause by giving prior written notice to each of Arel, CYMI and W2Com, such resignation to be effective at the time specified in the notice, which may not be sooner than thirty (30) days following the date such notice is delivered (the "Notice Period"). In addition, Arel, CYMI and W2Com may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) delivered to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent, which shall be a bank or trust company organized under the laws of the United States of America having (or in the case of a subsidiary of a bank holding company, its parent shall have) a combined capital and surplus of not less than one hundred million dollars ($100,000,000), shall be jointly appointed by Arel, CYMI and W2Com within the Notice Period. Any such successor Escrow Agent shall deliver to Arel, CYMI and W2Com a written instrument accepting such appointment and the terms and conditions of this Escrow Agreement, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Fund pursuant to the terms hereof.

         8. Upon receipt of a written notice from Arel, CYMI and W2Com, informing it of the appointment of the successor escrow agent, the Escrow Agent shall deliver the Escrow Fund then held hereunder to the successor escrow agent. Upon such delivery and the confirmation thereof by the successor escrow agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder and all such duties, responsibilities and obligations shall be binding upon the successor escrow agent.

         9. Further Instruments. If the Escrow Agent reasonably requires other or further instruments in connection with the performance of its duties, the necessary parties hereto shall join in furnishing such instruments.

         10. Escrow Fees and Expenses. Arel and W2Com shall each pay fifty percent (50%) of the fees of the Escrow Agent set forth in the Fee Schedule attached hereto as Annex B.


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         11. Indemnification. In consideration of the Escrow Agent's acceptance of this appointment, each of Arel, CYMI and W2Com agree with respect to damages caused by such party (i) to indemnify and hold the Escrow Agent harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted such appointment or in carrying out the terms hereof and the Asset Purchase Agreement and (ii) to reimburse the Escrow Agent for all its costs and expenses, including, among other things, attorney's fees and expenses, reasonably incurred by reason of any matter as to which an indemnity is paid; provided, however, that no indemnity need be paid in case of the Escrow Agent's negligence, willful misconduct or breach of this Escrow Agreement.

         12. Actions by Escrow Agent. In the event conflicting demands are made upon, or conflicting notices delivered to, the Escrow Agent with respect to any assets in the Escrow Fund, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all demands or instructions with respect to such assets so long as such conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the parties for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until such conflicting claims or demands shall have been resolved by a final un-appealable order, judgment or decree of a court of competent jurisdiction, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent (a "Final Decision"). The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. Arel and W2Com shall each pay fifty percent (50%) of the costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceeding.

         13. General.

                  a. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service, or sent by telex or facsimile or mailed, postage prepaid, by certified mail, return receipt requested, in all cases, addressed as follows:

                  To Arel:
                  Arel Communications and Software Ltd.
                  3 Hayarden Street
                  P.O.B. 76
                  Yavne 70600, Israel
                  Fax: (972-8) 942-0860
                  Attention:  Mr. Izhak Gross

                  With a copy to:
                  Yigal Arnon & Co.
                  3 Daniel Frisch Street
                  Tel Aviv 64731, Israel
                  Fax: (972-3) 608-7714
                  Attention: David H. Schapiro, Esq



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                  To W2COM:
                  W2COM LLC
                  3500 Park Center Drive
                  Dayton, Ohio  45414
                  Fax: (937) 890-2260
                  Attention: Mitchell E. Jones

                  To CYMI:
                  CYMI, Ltd.
                  6450 Sand Lake Road
                  Suite 200
                  Dayton, Ohio 45414
                  Fax: (937) 264-4635
                  Attention: Leslie S. Banwart

                  With copies to

                  Chernesky, Heyman & Kress P.L.L.
                  10 Courthouse Plaza, SW, Suite 1100
                  P.O. Box 3808
                  Dayton, Ohio  45401-3808
                  Fax: (937) 449-2821
                  Attention: Richard J. Chernesky, Esq.

                  To the Escrow Agent:

                  National City Bank
                  6 North Main Street
                  Dayton, Ohio  45402
                  Fax: (937) 226-2451
                  Attention: David Kilgo
                             Lesa Roaden

         or to such other address as any party may have furnished in writing to the other parties in the manner provided above. All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by facsimile, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) business days thereafter. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. When any notice, claim, objection to a claim or other document of any kind is required to be delivered to the Escrow Agent and any other person, the Escrow Agent shall forward such notice, claim or other document within three (3) business days after the date on which it was received by the Escrow Agent to the parties hereto, and such notice shall be subject to the provisions of this Section 13.



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                  b. The captions in this Escrow Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Escrow Agreement.

                  c. This Escrow Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

                  d. No party may, without the prior express written consent of each other party, assign this Escrow Agreement in whole or in part. This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

                  e. This Escrow Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Ohio (without giving effect to principles of conflicts of laws).

                  f. Each party hereby represents and warrants that (a) this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and
         (b) the execution, delivery and performance of this Escrow Agreement by such party do not and will not violate any applicable law or regulation.

                  g. This Escrow Agreement shall constitute the entire agreement of the parties with respect to its subject matter and supersedes all prior oral or written agreements in regard thereto.

                  h. The Escrow Agent does not have any interest in the property deposited in escrow hereunder but is serving as escrow holder only and having only possession thereof.



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         IN WITNESS WHEREOF, each of the parties has executed this Escrow
Agreement as of the date first above written.

                                           W2COM, LLC
                                           an Ohio limited liability corporation



                                           By: /s/ MITCHELL E. JONES
                                               --------------------------------
                                           Name: Mitchell E. Jones
                                                 ------------------------------
                                           Title: C.E.O.
                                                  -----------------------------



                                           AREL COMMUNICATIONS AND
                                                    SOFTWARE LTD.,
                                           a company organized under the laws
                                             of Israel



                                           By: /s/ IZHAK GROSS
                                               --------------------------------
                                           Name:
                                                -------------------------------
                                           Title:
                                                 ------------------------------



                                           CYMI, LTD.
                                           an Ohio limited liability company



                                           By: /s/ LESLIE S. BANWART
                                               --------------------------------
                                           Name: Leslie S. Banwart
                                                 ------------------------------
                                           Title: President
                                                  -----------------------------



                                           NATIONAL CITY BANK
                                           as Escrow Agent



                                           By: /s/ DAVID M. KILGO
                                               --------------------------------
                                           Name: David M. Kilgo
                                                -------------------------------
                                           Title: V. P. + Trust Officer
                                                  ---------------------



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                                     ANNEX A

                     ASSET PURCHASE AGREEMENT EXHIBIT 5.5(z)




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                                     ANNEX B

                            ESCROW AGENT FEE SCHEDULE


Fees for the services to be provided shall be at a rate of $1,000 per year. The parties agree that a payment of $1,000 will be made to the Escrow Agent within 30 days of the date of this Agreement in payment for the fees due.




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